Exhibit 10.2
FIRST AMENDMENT TO NOTE PURCHASE AND SECURITY AGREEMENT
    This FIRST AMENDMENT TO NOTE PURCHASE AND SECURITY AGREEMENT, dated as of November 13, 2022 (this “First Amendment”), is entered into by and among Opiant Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and Opiant Pharmaceuticals UK Ltd., a corporation incorporated in the United Kingdom, (together with Parent, collectively referred to as “Borrower”), each of the lenders party to the Note Purchase and Security Agreement (as defined below) as of the date hereof (the “Lenders”) and Pontifax Medison Finance GP, L.P., as administrative agent and collateral agent for itself and the Lenders (in such capacity, including any successor thereto, the “Agent”).
    WHEREAS the Borrower, the Lenders and the Agent are parties to a Note Purchase and Security Agreement, dated as of December 10, 2020 (as amended, restated, supplemented or modified and in effect immediately prior to the date hereof, the “Existing Note Purchase Agreement” and, the Existing Note Purchase Agreement as modified by this First Amendment, the “Note Purchase Agreement”); and
    WHEREAS the Borrower, Agent and the Lenders wish now to amend the Existing Note Purchase Agreement to provide for, among other things, the following:
(a)(i) permitting Parent to enter into and perform its obligations under that certain Amended and Restated License and Settlement Agreement, dated as of November 13, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and between Parent and Emergent BioSolutions Inc., a Delaware corporation (“EBS”), pursuant to which, among other things, Parent will sell, transfer, assign or otherwise dispose of royalties (and/or the right to receive royalties) attributable to the sales of NARCAN® to EBS; and
(b)(i) permitting Parent to enter into and perform its obligations under that certain Agreement and Plan of Merger, dated as of November 13, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Indivior Inc., a Delaware corporation, and Olive Acquisition Subsidiary, Inc., a Delaware corporation, and (ii) providing for the prepayment of the outstanding Term Loans upon the consummation of the transactions contemplated under the Merger Agreement.
    NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
    Section 1. Definitions. Except as otherwise defined in this First Amendment, terms defined in the Note Purchase Agreement are used herein as defined therein.
    Section 2. Amendment. Subject to the satisfaction of the conditions precedent set forth in Section 5 of this First Amendment, but effective as of the Amendment Effective Date (as defined below):
(a)Section 1.1 of the Existing Note Purchase Agreement is amended to add the following definitions in appropriate alphabetical order:
“Adapt License” means that certain License Agreement, dated as of December 15, 2014, by and between Parent and Adapt Pharma Operations Limited, as amended by Amendment No. 1, dated as of December 13, 2016 and Amendment No. 2, dated as of March 18, 2019, as the same may be further amended.

“Agreement” means this Note Purchase and Security Agreement, as amended by the First Amendment and as further amended from time to time.
“First Amendment” means that certain First Amendment to Note Purchase and Security Agreement, dated as of the First Amendment Date, by and among the Borrower, the Lenders and Agent.
“First Amendment Date” means November 13, 2022.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 13, 2022, by and among Parent, Indivior Inc., a Delaware corporation, Olive Acquisition Subsidiary, Inc., a Delaware corporation, as amended, amended and restated, supplemented or otherwise modified from time to time.
(b)The definition of “Permitted Transfers” set forth in Section 1.1 of the Existing Note Purchase Agreement is hereby amended by adding the following language immediately following clause (viii) thereof:
“and (ix) the sale, transfer, assignment, or other disposition of royalties, including the right to receive royalties, and associated payments related to NARCAN® to Emergent BioSolutions Inc., a Delaware corporation (“EBS”) or one of its affiliates (including any such transaction effected by means of a modification or termination of the royalty provisions of the Adapt License) and the performance of Parent’s obligations pursuant to that certain Amended and Restated License and Settlement Agreement, dated as of November 13, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and between Parent and EBS (such sale, transfer, assignment or disposition, the “EBS Disposition”).”
(c)The existing text of Section 2.4 of the Existing Note Purchase Agreement is hereby amended and restated as follows:
“2.4    Prepayment.
(a)    Other than the quarterly amortization payments made pursuant to Section 2.1, the Borrower may only prepay the Term Loan in accordance with this Section 2.4. At its option, following 18 months from the Closing Date, upon at least ten (10) Business Days prior written notice to Agent (“Prepayment Notice”), Borrower may prepay an amount of not less than US$1,000,000 or all of the then outstanding principal balance and all accrued and unpaid interest thereon, together with, subject to Section 6 of the First Amendment, a prepayment charge equal to one and a half percent (1.5%) of the amount being prepaid (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan or a portion thereof as aforesaid. Any such early repayments shall be applied pro rata to the required remaining amortization payments (including the final amortization payment on the Term Loan Maturity Date). In a case where a Lender has submitted a Conversion Notice to Borrower within the five (5) Business Day period following receipt of the Prepayment Notice, no prepayment shall be allowed prior to conversion as requested in such Conversion Notice and the Conversion Notice shall prevail. The Prepayment Notice shall apply to any outstanding Term Loan amount remaining, if any, after conversion as specified in the Conversion Notice.
(b)    In addition, if the Borrower enters into a letter of intent or a term sheet or similar written document (collectively, “LOI”) that contemplates a transaction that would constitute a Change in Control (a “Change in Control Transaction”), and as long as such discussions or negotiations are ongoing, (i) subject to, and except as provided in, the following clause (c), prepayment (and delivery of a Prepayment Notice) shall not be permitted and any Prepayment Notice delivered prior to the date of such LOI shall be automatically rescinded, and (ii) Borrower shall notify Agent within 24 hours thereof, which notification obligation shall be deemed to have been satisfied with respect to the Merger Agreement, any exclusivity agreement with respect thereto and the transactions contemplated thereby. For the avoidance of doubt, following any prepayment in accordance with clause (a) above, the Term Loans remaining outstanding shall bear interest at the Term Loan Interest Rate.
(c)    Notwithstanding the foregoing and anything else in this Agreement to the contrary, the Borrower shall be permitted to prepay the Term Loans on the date of the consummation of a Change in Control Transaction (a “Change in Control Date”) (including the consummation of the transactions contemplated by the Merger Agreement); provided that: (i) the Borrower has delivered to the Agent a Prepayment Notice at least ten (10) Business Days prior to the Change in Control Date; (ii) the Borrower has delivered to the Agent a copy of the definitive documentation governing such Change in Control Transaction (which delivery obligation shall be deemed to be satisfied by the filing of the Merger Agreement with the Securities and Exchange Commission in a publicly available document) at least ten (10) Business Days prior to the Change in Control Date; (iii) in a case where a Lender has submitted a Conversion Notice to Borrower within the five (5) Business Day period following receipt of the documents in the foregoing clauses (i) and (ii), no prepayment shall be allowed prior to conversion as requested in such Conversion Notice, the Conversion Notice shall prevail and the Prepayment Notice shall only apply to any outstanding Term Loan amount remaining, if any, after conversion as specified in the Conversion Notice; and (iv) if such a Conversion Notice is delivered within the period described in the foregoing clause (iii), at the election of the Borrower, in lieu of converting the applicable Term Loans into Common Stock, the Borrower may deliver to the applicable Lender on the Change in Control Date the amount of cash, other securities or other property or assets that the applicable Lender would have received had such portion of its Term Loans been converted into Common Stock immediately prior to the Change in Control Transaction. For the avoidance of doubt, if the Third Installment Loan is made pursuant to Section 2.1(c) prior to the date of the consummation of a Change of Control Transaction, any Prepayment Notice and any Conversion Notice may include such Third Installment Loan, and if the Third Installment Loan is made after an initial Prepayment Notice and/or Conversion Notice is submitted pursuant to this clause (c), the Borrower and any Lender may update such Prepayment Notice and/or Conversion Notice to reflect the Third Installment Loan.
(d)    The Borrower may, upon at least ten (10) Business Days prior written notice to the Agent, terminate the undrawn Term Commitments of any loan facility on the date of the consummation of a Change of Control Transaction.

(e)    Any Prepayment Notice or notice of any reduction or termination of any Term Commitment may be conditioned on the effectiveness of any transaction that would result in such prepayment or reduction in commitments (including the consummation of any Change in Control Transaction); and if any such notice is so conditioned, and a Lender has submitted a Conversion Notice, such Conversion Notice may be similarly conditioned. Upon receipt of a Prepayment Notice with respect to all of the outstanding Term Loans, the Agent will provide the Borrower with a customary payoff letter (which, for the avoidance of doubt, will require payment of the Prepayment Charge or the First Amendment Fee (as defined in the First Amendment), as applicable).”
(d)Section 3.2 of the Existing Note Purchase Agreement is hereby amended to add the following sentence at the end thereof: “Upon the consummation of any Permitted Transfer, the security interest of Agent and the Lenders in the Collateral that is the subject of such Permitted Transfer shall automatically be released.”
(e)Section 7.9 of the Existing Note Purchase Agreement is hereby amended to add the following sentence at the end thereof: “Notwithstanding the foregoing the Borrower may enter into, and consummate the transactions contemplated by, the Merger Agreement.”
(f)Section 7.16 Existing Note Purchase Agreement is hereby amended to replace existing clause (z) of the first sentence of Section 7.16(b) in its entirety with the following language: “(z) the effective date of the sale of all or substantially all the assets of Opiant Pharmaceuticals, Inc., any merger, consolidation or acquisition involving Opiant Pharmaceuticals, Inc. with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Opiant Pharmaceuticals, Inc. in one or more related transactions, in each case other than in respect of (i) the sale, transfer, assignment, termination or other disposition of royalties and associated payments related to NARCAN as contemplated by the First Amendment or (ii) the transactions contemplated by the Merger Agreement (such transactions described in this clause (z), a “Sale Event”).”.
(g)Section 7.19 of the Existing Note Purchase Agreement is hereby amended and restated as follows:
“7.19.     Financial Covenant. (i) Prior to the consummation of the EBS Disposition, as of the last day of each calendar quarter, Parent and its Subsidiaries, on a consolidated basis, shall have not less than $7,500,000 in Working Capital and (ii) immediately following the EBS Disposition, at all times, Parent and its Subsidiaries, on a consolidated basis, shall have not less than $10,000,000 which shall be held at all times in the Deposit Account XX1733 subject to that certain Deposit Account and Sweep Investment Control Agreement dated as of March 1, 2021 by and among Parent, Agent and Wells Fargo Bank, National Association. On or prior to the fifth (5th) day of each calendar quarter, and from time to time upon request of the Agent, Borrower shall provide statements to Agent in respect of all Deposit Accounts (other than Excluded Accounts) maintained by Parent and its Subsidiaries.”
    Section 3. Reaffirmation. Notwithstanding the effectiveness of this First Amendment, each other Loan Document and all guarantees, pledges, grants, security interests and other agreements thereunder shall continue to be in full force and effect and Borrower hereby reaffirms each other Loan Document and all guarantees, pledges, grants, security interests and other agreements thereunder. This First Amendment shall not be a novation. This First Amendment shall not release, limit nor impair in any way (i) any guarantee provided under the Note Purchase

Agreement or any other Loan Document or (ii) any security interests or liens (or the priority thereof) held by the Agent for the benefit of any Lender against any assets of Borrower arising under any other Loan Document.
    Section 4. Representations and Warranties. In order to induce the Agent and the Lenders to enter into this First Amendment, Borrower represents and warrants to the Agent and the Lenders, as to itself and each of its subsidiaries, as follows:
(a)Borrower has the requisite power and authority and has taken all necessary organizational action to authorize the execution, delivery and performance of this First Amendment. Each of this First Amendment has been duly executed and delivered by and constitutes the legal, valid and binding obligation against Borrower, enforceable in accordance with its terms.
(b)The execution, delivery and performance by Borrower of this First Amendment do not (i) require any action, consent or approval of, registration or filing with or any other action by any Governmental Authority that has not been obtained, (ii) violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or by-laws or other constitutive documents of Borrower, (iii) conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any Material Contract, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Borrower (other than the Liens created under the Loan Documents).
(c)    The representations and warranties set forth in Section 5 of the Note Purchase Agreement, and in each of the other Loan Documents, are true on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date).
    Section 5. Conditions Precedent. The amendments set forth in Section 2 shall become effective upon satisfaction of the following conditions (the first date on which all of the following conditions have been satisfied being referred to herein as the “Amendment Effective Date”):
(a)The Agent shall have received counterparts of this First Amendment executed by the Borrower, the Agent and the Lenders.
(b)The representations and warranties set forth in this First Amendment and the Note Purchase Agreement shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the Amendment Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date).
(d)No Default or Event of Default, and no event that has had or could reasonably be expected to have a Material Adverse Effect, shall have occurred and be continuing as of the Amendment Effective Date.
(e)The Agent shall have received, on behalf of the Lenders, each of the following in form and substance reasonably satisfactory to the Agent:

(i)a certificate, dated as of the Amendment Effective Date and certified by an officer of the Borrower, certifying (A) compliance with the conditions precedent set forth in paragraphs (b) and (c) of this Section 5, and (B) that Borrower, on a consolidated basis, is solvent;
(ii)a certificate of the Secretary, an Assistant Secretary or authorized signatory of Parent, dated the Amendment Effective Date, certifying that attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other governing body of Parent and continuing in effect, which authorize the execution, delivery and performance by Parent of this Amendment and the consummation of the transactions contemplated hereby and thereby; and
(iii)any and all further documents, financing statements, agreements and instruments as the Agent may reasonably request to effect the transactions contemplated by the Note Purchase Agreement.
(a)The Agent shall have received all fees and other amounts due and payable on or prior to the Amendment Effective Date, including all reasonable and documented out-of-pocket legal fees and expenses incurred by Lenders in connection with this First Amendment and the matters contemplated hereby and costs associated with filings required to perfect Agent’s security interest or diligence searches with Governmental Authorities (including UCC lien searches).
Section 6. First Amendment Fee. The Borrower agrees to pay a fee to the Agent for the ratable payment to the Lenders of $1,500,000, payable on, and subject to the occurrence of, the date of the consummation of the transactions contemplated by the Merger Agreement (the “First Amendment Fee”). If the First Amendment Fee is paid, no Prepayment Charge shall be payable in respect of the Term Loans repaid in connection with the Merger Agreement.
Section 7. Miscellaneous.
(c)The parties hereto acknowledge and agree that this First Amendment satisfies the requirements of Section 8.6 of the Note Purchase Agreement with respect to the transactions contemplated by the Merger Agreement and shall be deemed to be a “Supplemental Agreement” for the purposes thereof. The Borrower hereby certifies, in accordance with Section 8.6(d) of the Note Purchase Agreement, that all Term Loans that are not converted pursuant to Section 8 of the Note Purchase Agreement shall be repaid in full upon the consummation of the transactions contemplated by the Merger Agreement and any such Term Loans that are converted pursuant to Section 8 of the Note Purchase Agreement shall receive the Merger Consideration (as defined in the Merger Agreement).
(f)References in the Note Purchase Agreement (including references to the Note Purchase Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Note Purchase Agreement as amended by this First Amendment.
(g)This First Amendment shall constitute a Loan Document for purposes of the Note Purchase Agreement and the other Loan Documents, and except as specifically modified by this First Amendment, the Note Purchase Agreement and the other Loan Documents shall remain unchanged and shall remain in full force and effect and are hereby ratified and confirmed.
(h)The execution, delivery and performance of this First Amendment shall not constitute a forbearance, waiver, consent or amendment of any other provision of, or operate as a forbearance or waiver of any right, power or remedy of the Agent or any Lender under the Note Purchase Agreement or any of the other Loan Documents, all of which are ratified and reaffirmed in all respects and shall continue in full force and effect. This First Amendment does not constitute a novation of rights, obligations and liabilities of the respective parties existing under the Loan Documents.
(i)This First Amendment shall be governed by, and construed in accordance with, the law of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.
(j)This First Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this First Amendment in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this First Amendment. Each party hereto agrees and acknowledges that (i) the transaction consisting of this First Amendment may be conducted by electronic means, (ii) it is such party’s intent that, if such party signs this First Amendment using an electronic signature, it is signing, adopting and accepting this First Amendment and that signing this First Amendment using an electronic signature is the legal equivalent of having placed its handwritten signature on this First Amendment on paper and (iii) it is being provided with an electronic or paper copy of this First Amendment in a usable format.
(k)This First Amendment, the Note Purchase Agreement and the other Loan Documents represent the final agreement between the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.
(l)By their execution hereof, the Lenders hereby direct the Agent to execute and deliver this First Amendment.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Note Purchase Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

Opiant Pharmaceuticals, Inc. By:/s/ Dr. Roger Crystal____________ Name: Dr. Roger Crystal Title: Chief Executive Officer	Opiant Pharmaceuticals UK Limited By:/s/ Dr. Roger Crystal_ Name: Dr. Roger Crystal Title: Chief Executive Officer/Director
[Signature Page to Amendment – Opiant]

AGENT: PONTIFAX MEDISON FINANCE GP L.P, as Agent
By: /s/ Momi Karako___________________ Name: Momi Karako Title: General Partner

[Signature Page to Amendment – Opiant]

LENDERS:

PONTIFAX MEDISON FINANCE (ISRAEL) L.P. BY: /s/ Momi Karako NAME: Momi Karako TITLE: General Partner
PONTIFAX MEDISON FINANCE (CAYMAN) L.P.
By: /s/ Momi Karako __________________ Name: Momi Karako Title: General Partner

[Signature Page to Amendment – Opiant]

KREOS CAPITAL VI (EXPERT FUND) LP

By: /s/ Mark Collins____________________
Name: Mark Collins
Title: Director

[Signature Page to Amendment – Opiant]